Exhibit 2.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is dated as of the 31st day of October 2011, by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (“PESI”); HOMELAND SECURITY CAPITAL CORPORATION, a Delaware corporation (“Homeland”); and SUNTRUST BANK, a Georgia banking corporation (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, PESI, Homeland and Safety & Ecology Holdings Corporation, a Nevada corporation (the “Company”) have entered into a Stock Purchase Agreement, dated as of the 15th day of July, 2011 (the “Purchase Agreement”), pursuant to which PESI has agreed to purchase from Homeland all of the issued and outstanding capital stock of the Company (the “Acquisition”), and upon the consummation of the transactions contemplated thereby, the Company will become a wholly-owned subsidiary of PESI;

WHEREAS, pursuant to the terms of the Purchase Agreement, PESI will deliver and deposit with the Escrow Agent an amount in cash equal to $2,000,000 (such amount, together with all earnings thereon, the “Escrow Amount”), which represents a portion of the Purchase Price (as defined in the Purchase Agreement) that is otherwise payable to Homeland, with the Escrow Amount to be held, administered and released by the Escrow Agent pursuant to the terms of this Agreement to satisfy certain indemnification obligations of Homeland under the Purchase Agreement; and

WHEREAS, in accordance with the Purchase Agreement, PESI and Homeland desire to appoint the Escrow Agent to act as escrow agent hereunder in the manner set forth below, and the Escrow Agent is willing to act in such capacity.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PESI, Homeland and the Escrow Agent hereby agree as follows:

1.     Appointment of Escrow Agent.    PESI and Homeland hereby appoint the Escrow Agent to act as Escrow Agent on their behalf pursuant to this Agreement, and the Escrow Agent hereby consents to its appointment in such capacity on the terms and conditions of this Agreement.

2.     Establishment of Escrow Account.    In accordance with Section 1.3.1(b) of the Purchase Agreement, at the closing of the transactions contemplated by the Purchase Agreement, Homeland and PESI have agreed that PESI will deposit the Escrow Amount with the Escrow Agent in lieu of paying such to Homeland.  The Escrow Agent shall establish a segregated account for the Escrow Amount and shall hold, administer and release such Escrow Amount to the appropriate parties pursuant to the terms of this Agreement.

3.     Investment of the Escrow Amount.    Unless otherwise jointly instructed in writing by Homeland and PESI, the Escrow Agent shall invest and reinvest any or all of the Escrow Amount as directed in writing by Homeland and PESI in accordance with the Investment Selection Instructions annexed as Annex I hereto, which is incorporated herein by reference and made a part hereof.  The Escrow Agent shall have no liability for any loss arising from or related to any investments of the Escrow Amount. Obligations purchased as investments of the Escrow Amount shall be deemed at all times to be a part of the Escrow Amount.  The Escrow Agent may, but shall not be obligated to, make any and all investments permitted by this Section through its own bond or investment department.  On or before the execution and delivery of this Agreement, each of PESI and Homeland shall provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate.  Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon. Any investments of the Escrow Amount and any interest, dividends, income or other amounts received by the Escrow Agent in respect thereof shall be deemed at all times part of the Escrow Amount and be held, administered and released by the Escrow Agent as part of the Escrow Amount pursuant to the terms of this Agreement.

4.     Satisfaction of Indemnification Claims with Escrow Amount.    The Escrow Amount shall be retained by the Escrow Agent and shall be distributed at any time, or from time to time, as provided in Sections 4 and 5 hereof and for the purposes of funding any indemnification claims of PESI, the Company, the Company Subsidiaries (as defined in the Purchase Agreement) and their respective officers, directors, employees, shareholders, agents, representatives, successors and permitted assigns (collectively, the “PESI Indemnitees”) under Section 8.1 of the Purchase Agreement (such indemnification claims herein referred to as, “Claims”), as follows:

4.1
Prior to the Release Date (as defined herein), PESI may, from time to time, assert a right to indemnity pursuant to, and in accordance with, Article VIII of the Purchase Agreement for which PESI seeks recovery from all or a portion of the Escrow Amount for Losses (as defined in Section 8.3 of the Purchase Agreement) arising from Claims.  In such instance, PESI shall promptly notify Homeland and the Escrow Agent in writing of such asserted Claims (“Asserted Claims”), which notice (each, a “Notice of Claim”) shall include a reasonably detailed description of the circumstances of such Asserted Claims and a good faith estimate of the total dollar amount of such Asserted Claims (the “Asserted Damages”) (which amount may be revised by PESI in its reasonable judgment by further written notice to Homeland).

4.2
In connection with any Asserted Claim pursuant to Section 4.1 hereof, PESI shall make available to Homeland such relevant records (including, without limitation, the books and records of the Company and any Company Subsidiary) as Homeland may reasonably request pertaining to such Asserted Claim.

4.3
Within 30 calendar days after receipt by Homeland of a Notice of Claim, Homeland may deliver to PESI and the Escrow Agent a written response (the “Response Notice”) in which Homeland either (i) agrees that the full amount of Asserted Damages may be released from the Escrow Amount to PESI, (ii) agrees that only a specified part, but not all, of the Asserted Damages may be released from the Escrow Amount to PESI (such full amount of Asserted Damages pursuant to Section 4.3(i)  or accepted part thereof pursuant to Section 4.3(ii), the “Agreed Claim Amount”), or (iii) indicates that no part of the Escrow Amount in respect of the Asserted Damages may be released from the Escrow Account to PESI.  Any part of the Asserted Damages that, pursuant to the Response Notice, is not an Agreed Claim Amount shall be a “Contested Amount.”  If a Response Notice is not delivered by Homeland within such 30 calendar day period, then the Asserted Claims in PESI’s Notice of Claim shall be thereafter deemed uncontested (“Uncontested Claims”).

4.4
If Homeland delivers to PESI a Response Notice pursuant to Section 4.3(i) or Section 4.3(ii), the Escrow Agent shall, promptly following the receipt of a copy of the Response Notice from Homeland, deliver to PESI that portion of the Escrow Amount equal to the Agreed Claim Amount as set forth in the Response Notice in accordance with Section 4.3.  In respect of any Uncontested Claims, if PESI shall provide a statement to the Escrow Agent certifying (i) that a Notice of Claim was given, (ii) that, to the best of PESI’s knowledge, no Response Notice was given within the 30 calendar day period following the receipt by Homeland of PESI’s Notice of Claim and (iii) that the Asserted Claims in PESI’s Notice of Claim are to be deemed Uncontested Claims hereunder and the full amount of the Asserted Damages (as specified by PESI both in PESI’s Notice of Claim and in such statement) are to be deemed an Agreed Claim Amount, the Escrow Agent shall, promptly following receipt of such statement of PESI, deliver to PESI that portion of the Escrow Amount equal to the specified amount of Asserted Damages set forth in PESI’s statement.  The Escrow Agent shall rely conclusively and without any further inquiry upon the statement of an Agreed Claim Amount in a copy of a Response Notice and, provided that the Escrow Agent has not received a Response Notice from Homeland, upon the statement of PESI as to Uncontested Claims and shall be fully protected in making the payment of the amount set forth therein to the party designated to receive same.

4.5
If Homeland delivers a Response Notice pursuant to which there is a Contested Amount, the Escrow Agent shall not release any portion of the Escrow Amount in respect of such Contested Amount, until the Contested Amount in resolved in accordance with this Section 4.5.

(i)
If, and to the extent, the Contested Amount is an Asserted Claim arising out of third party claims, the Escrow Agent will await the joint written instructions of PESI and Homeland or the final, non-appealable order, decree or judgment of a court of competent jurisdiction or award or settlement of such Claim (a “Final Decision”), and, within 10 Business Days after the delivery, as applicable, to the Escrow Agent of such joint written instructions or to the Escrow Agent and Homeland of a copy of such Final Decision, the Escrow Agent shall deliver all or a portion of the Escrow Amount to PESI in accordance with, as applicable, the joint written instructions of PESI and Homeland or the Final Decision.  For purposes of this Agreement, “Business Day” shall mean any day other than a day on which commercial banks are authorized or required to close in New York, New York.  The Escrow Agent shall rely conclusively and without any further inquiry upon such joint written instructions or such Final Decision and shall be fully protected in making the payment of the amount or amounts set forth therein to the party or parties designated to receive same.  Any payments to be made to PESI pursuant to this Section 4.5(i) shall be referred to as “Third Party Liquidated Claims”).

(ii)
If, and to the extent, the Contested Amount is an Asserted Claim that is not a claim asserted by third parties (“Direct Claims”), but is a claim asserted by one or more of the PESI Indemnitees, and Homeland and PESI are unable to resolve the dispute as to the Contested Amount within 30 days after delivery of a Response Notice, then the Escrow Agent will await the joint written instructions of PESI and Homeland or the Final Decision, and within 10 Business Days after the delivery, as applicable, to the Escrow Agent of joint written instructions of PESI and Homeland, or the Final Decision, the Escrow Agent shall deliver all or a portion of the Escrow Amount to PESI in accordance with, as applicable, the joint written instructions of PESI and Homeland or the Final Decision. Any payments to be made to PESI pursuant to this Section 4.5(ii) shall be referred to as the “Litigated Liquidated Claim” and, together with any Agreed Claim Amounts, Asserted Damages arising from Uncontested Claims, and Third Party Liquidated Claims, “Liquidated Claims.”  The Escrow Agent shall rely conclusively and without any further inquiry upon such joint written instructions or Final Decision and shall be fully protected in making the payment of the amount or amounts set forth therein to the party or parties designated to receive same.

4.6
Unless otherwise jointly instructed in writing by Homeland and PESI, the Escrow Agent shall make all payments of Liquidated Claims out of the Escrow Amount to PESI by wire transfer of immediately available funds to an account specified in writing by PESI.  If, at the time of payment by the Escrow Agent of a Liquidated Claim, the then-remaining Escrow Amount is less than the full amount of the Liquidated Claims, the entire then-remaining Escrow Amount shall be paid by the Escrow Agent to PESI.

5.     Procedures for Release of Escrow Amount.    Promptly following the second anniversary of the date hereof (such date, the “Release Date”) and after payment to PESI of any Liquidated Claims which have not been paid prior to the Release Date, the entire then-remaining balance of the Escrow Amount shall be distributed to Homeland in accordance with wire instructions to be provided to the Escrow Agent by Homeland prior to the Release Date; except that the Escrow Agent shall not release or distribute to Homeland, and the Escrow Agent shall retain in the Escrow Account, the portion of the Escrow Amount that is equal to the sum of the amount of all Asserted Claims for which PESI has delivered a Notice of Claim prior to the Release Date, but which have not yet become Liquidated Claims prior to such date.  The portion of the Escrow Amount which shall continue to be held by the Escrow Agent pursuant to the preceding sentence shall be so held until such time as all Asserted Claims have been settled or resolved in accordance herewith.  When, following the Release Date, the Escrow Agent receives joint written instructions from PESI and Homeland or a copy of a Final Decision stating that any Asserted Claim or portion thereof, that was retained in the Escrow Account following the Release Date, is not to be paid to PESI, then the Escrow Agent shall distribute to Homeland only that portion of the Escrow Amount that was reserved pending resolution of that certain Asserted Claim.

6.     Rights and Duties of Escrow Agent.

6.1
The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied.  The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the other parties hereto or to which any such party is a party, including but not limited to the Purchase Agreement, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any party or any entity acting on its behalf.  The Escrow Agent will not make any distributions out of Escrow Amount that are not expressly authorized pursuant to this Agreement.  The Escrow Agent may rely upon and act upon any instrument received by it pursuant to the provisions of this Agreement that it reasonably believes to be genuine and conformity with the requirements of this Agreement.  The Escrow Agent will not be liable for any error or judgment or any act done or any step taken by it in good faith or for any mistake of fact or law or for anything that it might do or refrain from doing in connection with this Agreement, except to the extent such actions shall be proved to constitute a material breach of the Escrow Agent’s obligations hereunder, gross negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

6.2
If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Amount (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to, or in connection with, the transfer of Escrow Amount), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; provided, however, that the Escrow Agent shall notify Homeland and PESI in writing of such judicial or administrative order, judgment, decree, writ or other judicial or administrative process at least ten (10) days prior to the Escrow Agent’s compliance with such.

6.3
The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or otherwise or communication facility).

6.4
The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

6.5
In the event of any dispute between or conflicting claims by or among the other parties hereto, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Amount so long as such dispute or conflict shall continue, and until such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement or arbitration between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent.  The Escrow Agent may in addition elect in its sole discretion to (i) commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary, or (ii) deposit all property held under this Agreement into the registry of any court of competent jurisdiction and notify PESI and Homeland of such deposit, and in either case the Escrow Agent shall thereupon be discharged from all further duties under this Agreement.  The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid from the Escrow Amount, or if the Escrow Amount is not sufficient to pay such costs and expenses, such deficiency shall be paid by, and shall be deemed a joint and several obligation of, the other parties hereto.

6.6
The Escrow Agent may consult with legal counsel of its selection as to any matter relating to this Escrow Agreement.  Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

7.     Indemnification of Escrow Agent.    The parties hereto (other than the Escrow Agent) jointly and severally agree to indemnify and hold the Escrow Agent and each of its officers, directors and employees harmless from and against, any and all losses, claims, liabilities, costs, damages and expenses, including, without limitation, reasonable counsel fees and expenses which may be imposed on the Escrow Agent or such persons or incurred by any of them directly or indirectly in connection with this Agreement or acceptance of this appointment as the Escrow Agent hereunder or the performance of its duties hereunder (the “Indemnity Claims”), except to the extent such Indemnity Claims arise out of or are caused by the Escrow Agent’s bad faith, gross negligence or willful or intentional misconduct.  Such indemnity shall include, without limitation, all losses, damages, liabilities and expenses (including reasonable counsel fees and expenses) incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof.  The Escrow Agent shall not be liable for any action taken or omitted or for any Indemnity Claims or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of bad faith, gross negligence or willful or intentional misconduct on its part.  In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any party hereto or any entity acting on behalf of any party hereto that is not inconsistent with terms hereof, (ii) for any consequential, punitive or special damages, or (iii) for an amount in excess of the Escrow Amount.  The indemnification provisions contained in this Section 7 are in addition to any other rights any of the indemnified parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.  All Indemnity Claims for which the indemnified parties are entitled to indemnification under this Section 7 will be satisfied first by PESI and Parent each paying 50% of such Indemnity Claims, however if Parent and PESI fail to pay their respective portion of such Escrow Claim in a timely manner, then such unpaid portion may be payable out of the Escrow Amount and, to the extent that Escrow Amount is not sufficient to pay such Indemnity Claims, the other parties hereto will be jointly and severally responsible for the payment thereof. If, pursuant to the preceding sentence, the Escrow Agent deducts any sums from the Escrow Amount as a result of PESI’s failure to pay or reimburse the Escrow Agent for its own portion of the Escrow Claim as required by this Section 7, PESI shall indemnify Homeland for the amount deducted by the Escrow Agent as a result of such failure.

8.     Fees and Expenses of the Escrow Agent.    The Escrow Agent shall be entitled to receive compensation as set forth in Annex II hereto as payment in full for its services hereunder. Each of PESI and Parent agree to pay fifty percent (50%) of the fees set forth in Annex II hereto and to reimburse the Escrow Agent, jointly and severally, for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees and out-of-pocket expenses and disbursements of its counsel). The provisions of this Section 8 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.  If Parent or PESI fail to pay any amounts owed to the Escrow Agent pursuant to this Section 8, all such compensation and reimbursements shall be payable out of the Escrow Amount in accordance herewith, provided there remain sufficient funds therefor.  If there are not sufficient funds constituting part of the Escrow Amount to pay the Escrow Agent’s compensation and reimbursements, then the Escrow Agent’s compensation and reimbursement shall be a joint and several obligation of Homeland and PESI; provided, however, that solely as between Homeland and PESI, such amounts shall be paid as follows: one-half by Homeland and one-half by PESI.  If, pursuant to the preceding sentence, the Escrow Agent deducts any sums from the Escrow Amount as a result of PESI’s failure to pay or reimburse the Escrow Agent for its own portion of the fees and expenses as required by this Section 8, PESI shall indemnify Homeland for the amount deducted by the Escrow Agent as a result of such failure.

9.     Resignation of Escrow Agent.    The Escrow Agent may resign at any time by giving 30 days’ prior written notice to PESI and Homeland, provided that the Escrow Agent shall continue to serve as escrow agent hereunder until (i) a successor escrow agent accepts the Escrow Amount and assumes the Escrow Agent’s obligations hereunder, or (ii) the Escrow Agent deposits such funds with a court of competent jurisdiction as set forth in this Section 9. PESI may, in a written notice delivered to Homeland and the Escrow Agent, appoint a successor escrow agent; provided, however, such successor escrow agent shall be subject to the reasonable approval of Homeland and be a bank with capital and surplus and undivided profits of more than $100,000,000.  Any successor escrow agent shall execute and deliver an instrument accepting the appointment as escrow agent hereunder and thereupon will have the same rights and duties as the original Escrow Agent and be governed by the terms and conditions set forth in this Agreement.  If no successor escrow agent is named by PESI, within forty days of the Escrow Agent serving such notice of resignation upon PESI and Homeland, the Escrow Agent may deposit all property held under this Agreement into the registry of any court of competent jurisdiction and notify PESI and Homeland in writing of such deposit and the Escrow Agent shall thereupon be discharged from all obligations under this Agreement and shall have no further duties or responsibilities in connection herewith. The Escrow Agent shall have no duty to designate or seek the appointment of any successor escrow agent.

10.   Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted assigns.

11.   Miscellaneous.

11.1
Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of hand-delivery, certified or registered mail, return receipt requested, or telecopy transmission with confirmation of receipt, in each case at the appropriate addresses and telecopier numbers as set forth below:

ESCROW AGENT:
Nickida Dooley
Assistant Vice President
SunTrust Bank
Mail Code HDQ-5307
919 E. Main Street
Richmond, Virginia 23219
Telephone: 804-782-7610
Facsimile: 804-782-5858
E-Mail Address: nickida.dooley@suntrust.com

PESI:		Name: Address: Attention: Telephone: Facsimile:	Perma-Fix Environmental Services, Inc. 8302 Dunwoody Place, #250 Atlanta, Georgia 30350 Dr. Louis F. Centofanti, (770) 587-5155 (770) 587-9937
	with a copy (which shall not constitute notice) to:	Name: Address: Attention: Telephone: Facsimile:	Conner & Winters, LLP 1700 One Leadership Square 211 North Robinson Avenue Oklahoma City, Oklahoma 73102 Irwin H. Steinhorn, Esq. (405) 272-5750 (405) 232-2695

HOMELAND:	Name: Address: Attention: Telephone: Facsimile:	Homeland Security Capital Corporation 1005 North Glebe Road, Suite 550 Arlington, Virginia 22201 C. Thomas McMillen (703) 528-7073 (703) 528-0956
with a copy (which shall not constitute notice) to:	Name: Address: Attention: Telephone: Facsimile:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, New York 10017 Kenneth R. Koch, Esq. (212) 692-6768 (212) 983-3115
(or to such other addresses and facsimile numbers as a party may designate as to itself by notice to the other parties).  Notwithstanding any of the foregoing, the Escrow Agent shall not be deemed to have received any notice or communication hereunder prior to its actual receipt thereof.

11.2	Amendment. This Agreement may not be modified or amended except in a writing signed by the Escrow Agent, PESI and Homeland.

11.3
Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned or otherwise delegated without the prior written consent of the Escrow Agent, PESI and Homeland; provided, however PESI may in its sole discretion assign its right and obligations hereunder to any direct or indirect subsidiary of PESI or, if PESI merges with another company and is not the survivor or sells all or substantially all of its assets to another company, PESI may in its sole discretion assign its rights and obligations hereunder to such surviving entity or such acquiring company.

12.  Binding.    This Agreement shall be binding upon and inure to the benefit of PESI, the Escrow Agent and Homeland, and their respective legal representatives, successors, heirs and permitted assigns.

13.   Invalid Provision.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.  Termination.  This Agreement will terminate on the date on which the entire Escrow Amount has been distributed by the Escrow Agent in accordance with the terms of this Agreement.

15.  Applicable Law.    THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.  Each of the parties hereto hereby submits to the personal jurisdiction of and each agrees that, all proceedings concerning this Agreement shall be brought in courts (federal or state) located within the State of Delaware.  Each of the parties hereto hereby waives the right to trial by jury in any such proceedings.  To the extent that in any jurisdiction any party may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, such party hereby irrevocably agrees not to claim, and hereby waives, such immunity.  Each of the parties hereto waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it or him at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

16.  Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute but one and the same instrument.

17.  Captions and Section Headings.    Captions and section headings used herein are for convenience only and are not part of this Agreement and will not be used in construing it.

18.  Cumulative Remedies; Waiver.    The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies.  The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

19.  Severability.    The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and, if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

20.  Instructions in Accordance with Agreement.    No instruction or direction given by PESI or Homeland to the Escrow Agent shall be in violation of the terms and conditions of this Agreement.

21.  Defined Terms.    Capitalized terms in this Agreement will have the meaning ascribed to such terms in the Purchase Agreement, except as otherwise provided herein.

22.  Authorized Signatures.   Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the parties to this Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By:	/s/Ben Naccarato
Name:	Ben Naccarato
Title:	CFO

(“PESI”)

HOMELAND SECURITY CAPITAL CORPORATION, a Delaware corporation

By:	/s/C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	CEO

(“Homeland”)

THE ESCROW AGENT SUNTRUST BANK, a Georgia banking corporation

By:	/s/Nickida Dooley
Name:	Nickida Dooley
Title:	Assistant Vice President

(“Escrow Agent”)

ANNEX I

October 31, 2011

To:           __________________________________
 __________________________________

Pursuant to Section 3 of the Escrow Agreement, dated as of the date hereof, you, in your capacity as Escrow Agent, are hereby instructed to invest the Escrow Amount upon your receipt thereof in the following investments:

Money Market Fund

If at any time hereafter a written investment direction has not been received or, if received, cannot be reasonably executed, at a time when all or any portion of the Escrow Amount are uninvested, you are hereby instructed to invest such uninvested Escrow Amount as to which a written investment direction has not been received or cannot be reasonably executed in any money market fund (including any money market fund managed by the Escrow Agent or any of its affiliates) substantially all of which is invested in (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America and having a maturity not in excess of 30 days or (b) certificates of deposit issued by any bank, bank and trust company, or national banking association (including the Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency and having a maturity not in excess of 30 days.

HOMELAND SECURITY CAPITAL CORPORATION, a Delaware corporation

By:	/s/C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	CEO

(“Homeland”)

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By:	/s/Ben Naccarato
Name:	Ben Naccarato
Title:	CFO

(“PESI”)

EXHIBIT  A

Certificate of Incumbency

(List of Authorized Representatives)

Re:  Escrow Agreement dated  __________, 2011, among SunTrust Bank, Perma-Fix Environmental Services, Inc. and Homeland Security Capital Corporation (the “Escrow Agreement)

Client Name:

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

Dr. Louis Centofanti	Chairman, President &Chief Executive Officer	/s/Lou Centofanti
Ben Naccarato	Chief Financial Officer, Vice President, Secretary and Treasurer	/s/Ben Naccarato
C. Thomas McMillen	Chief Executive Officer-Homeland Security Capital Corporation	/s/C Thomas McMillen
Michael T. Brigante	Chief Financial Officer-Homeland Security Capital Corporation	/s/Michael Brigante

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

By:_Michael Brigante
Title: Chief Financial Officer